Exhibit 3.1

ARTICLES OF INCORPORATION

OF

MONARCH FINANCIAL HOLDINGS, INC.

ARTICLE I

Name

The name of the corporation is Monarch Financial Holdings, Inc.

ARTICLE II

Purpose

The purpose for which the corporation is organized is to serve as a holding company with all the powers, rights and privileges, of every kind and description, which a stock corporation organized under the laws of the Commonwealth of Virginia may now or hereafter have or exercise.

ARTICLE III

Capital Stock

A. The number of shares of stock of all classes which the corporation shall have authority to issue are five million (20,000,000) shares of common stock, par value $5.00 per share, and two million (2,000,000) shares of preferred stock, par value $5.00 per share.

B. The Board of Directors, by action of a majority of the Board of Directors, shall have the authority to issue the shares of preferred stock from time to time on such terms as it may determine and to divide the preferred stock into one or more classes or series, and, in connection with the creation of such classes or series to fix by resolution or resolutions the designations, voting powers, preferences, participation, redemption, sinking fund, conversion, dividend, and other optional or special rights of such classes or series, and the qualifications, limitations or restrictions thereof.

C. No holder of shares of any class of capital stock of the corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the corporation, whether now or hereafter authorized, (ii) any securities convertible into such shares or (iii) any options, warrants, or rights to purchase such shares or securities convertible into any such shares.

ARTICLE IV

Registered Office

The initial registered office of the corporation is located in the City of Chesapeake, Virginia, and its address is 1101 Executive Boulevard, Chesapeake, Virginia 23320. The name of the initial registered agent is Brad E. Schwartz, who is an individual resident of the Commonwealth of Virginia and an officer and director of the corporation and whose business office is identical with the registered office of the corporation.

ARTICLE V

Board of Directors

A. The Board of Directors shall consist of not less than eight (8) nor more than thirteen (13) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed time to time by the Board of Directors pursuant to resolutions adopted by a majority of the directors then in office.

B. The directors shall be divided into three (3) classes, with each class containing one-third of the total number of directors, or as near as may be, with the initial term of office of the first class to expire at the 2008 annual meeting of the shareholders, the initial term of office of the second class to expire at the 2009 annual meeting of the shareholders and the initial term of office of the third class to expire at the 2010 annual meeting of shareholders. At each annual meeting of the shareholders following such initial classification and election, directors elected to succeed those directors whose term expire shall be elected for a term of office to expire at the third succeeding annual meeting of the shareholders after their election. Despite the expiration of any director’s term, he shall continue to serve until his successor is duly elected and qualified or until there is a decrease in the number of directors.

ARTICLE VI

Limitation of Liability; Indemnification

A. To the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liability of directors or officers, a director or officer of the corporation shall not be liable to the corporation or its shareholders for monetary damages.

B. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act and any other applicable law, the corporation shall indemnify an individual made party to a proceeding because he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

C. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the corporation to indemnify or contract in advance to indemnify any person not specified in Section B of this Article VI who was or is a party to any proceeding, by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section B.

D. Notwithstanding any other provisions in this Article VI, the corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

E. The corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article VI and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the corporation would have power to indemnify him against such liability under the provisions of this Article VI.

F. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Section B of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

G. The provisions of this Article VI shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken or failure to act before or after such adoption. No amendment, modification or repeal of this Article VI shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal.

H. The provisions of this Article VI shall not be exclusive of any other indemnification which such persons may be entitled under any bylaw, agreement, statute, vote of shareholders or disinterested directors, or otherwise.

I. Reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

ARTICLE VII

Factors to be Considered in Certain Transactions

In the event the Board of Directors shall evaluate a business combination or other offer of another party to make a tender or exchange for any equity security of the corporation; merge or consolidate the corporation with another corporation; purchase or otherwise acquire all or substantially all of the properties and assets of the corporation; engage in any transaction similar to, or having similar effects as, any of the foregoing (a “business combination”), the directors shall consider, among other things, the following factors: the effect of the business combination on the corporation and its subsidiaries, and their respective shareholders, employees, customers and the communities which they serve; the timing of the proposed business combination; the risk that the proposed business combination will not be consummated; the reputation, management capability and performance history of the person proposing the business combination; the current market price of the corporation’s capital stock; the relation of the price offered to the current value of the corporation in a freely negotiated transaction and in relation to the directors’ estimate of the future value of the corporation and its subsidiaries as an independent entity or entities; tax consequences of the business combination to the corporation and its shareholders; and such other factors deemed by the directors to be relevant. In such considerations, the Board of Directors may consider all or certain of such factors as a whole and may or may not assign relative weights to any of them. The foregoing is not intended as a definitive list of factors to be considered by the Board of Directors in the discharge of its fiduciary responsibility to the corporation and its shareholders, but rather to guide such consideration and to provide specific authority for the consideration by the Board of Directors of factors which are not purely economic in nature in light of the circumstances of the corporation and its subsidiaries at the time of such proposed business combination.

GIVEN under my hand this 15th day of March, 2006

/s/ Brad E. Schwartz
Brad E. Schwartz, Incorporator

4